Limited Term Tax-Exempt Bond Fund of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$62,901
Class B	$549
Class C	$1,827
Class F1	$3,410
Class F2	$6,612
Total	$75,299

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4786
Class B	$0.3704
Class C	$0.3629
Class F1	$0.4746
Class F2	$0.5165

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	146,813
Class B	1,322
Class C	5,754
Class F1	7,121
Class F2	7,933
Total	168,943

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.78
Class B	$15.78
Class C	$15.78
Class F1	$15.78
Class F2	$15.78